                              EMPLOYMENT AGREEMENT


     THIS EMPLOYMENT AGREEMENT is dated as of July 1, 1996, by and between GARDEN VALLEY NATURALS, INC., a California corporation ("Corporation"), and JOHN BATTENDIERI ("Employee") under the following circumstances:

     A. Corporation desires to employ Employee as its President because of his knowledge, experience and expertise with respect to the business of Corporation.

     B.  Employee desires to be so employed by Corporation.

     C. The parties hereto desire to set forth in writing the terms and conditions of the employment relationship to be established and continued.

     NOW, THEREFORE, the parties hereto agree as follows:

     1.  EMPLOYMENT.

         Corporation shall employ Employee as the President of Corporation pursuant to the terms and conditions hereinafter set forth, and Employee shall perform the duties of such office. Employee shall also serve as a member of the Board of Directors of Corporation, if elected by the shareholders of the Corporation to such position. Employee shall perform such duties at the offices of Corporation located in Morgan Hill, California, or at such other location(s) as may be agreed to by the parties from time to time.

     2.  TERMS OF EMPLOYMENT.

         Subject to the provisions of paragraph 7, the term of employment shall be three (3) years, commencing on July 1, 1996, and continuing through June 30, 1999.

     3.  DUTIES AND RESPONSIBILITIES.

         Subject only to the directives of the Board of Directors of Corporation and subject also to the directives of the Chief Executive Officer, Employee shall be in charge of the sales, marketing, and operations of Corporation commensurate with his position as the President of Corporation. Employee agrees to perform his services conscientiously, effectively and to the best of his ability. Employee shall not, during the term of this Agreement, compete, directly or indirectly, with Corporation, whether as an employee, consultant, shareholder, officer, director, lienholder, or otherwise, except upon the express written consent of Corporation.

     4.  BASE SALARY.

         In consideration of Employee's services under this Agreement to Corporation, Employee's base salary shall be fixed at an annual rate of One Hundred Ten Thousand Dollars ($110,000), payable in accordance with Corporation's normal payroll practices. Such base salary shall be reviewed annually for increases by the Board of Directors at the same time the senior management group of employees of Corporation is reviewed for salary increases.

     5.  INCENTIVE COMPENSATION.

         As further consideration for Employee's services under this Agreement, Corporation shall pay Employee such incentive compensation to which Employee is entitled pursuant to any applicable Management Incentive Compensation Plan which may be adopted by the Board of Directors of Corporation.

     6.  BENEFITS.

         In consideration for Employee's accepting the employment provided for herein, Corporation agrees to provide the following benefits:

         (a) All the standard benefits normally provided to the employees of Corporation, including, but not limited to, social security benefits, workers' compensation and any other benefits that may be subsequently made available to employees of Corporation.

         (b) Employee shall be entitled to fifteen (15) paid vacation days per year and shall be entitled to up to ten (10) paid sick days per year. Employee shall not be entitled to accrue more than thirty (30) paid vacation days (no more than an aggregate of thirty (30) days of which may be carried over to subsequent years) or more than twenty (20) paid sick days (no more than an aggregate of twenty (20) days of which may be carried over to subsequent years). Upon termination of Employee's employment for any reason, Employee shall not be entitled to payment for any accrued but unpaid sick days.

         (c) Corporation shall reimburse Employee for reasonable and necessary expenses incurred by him in the performance of his duties hereunder upon presentation of vouchers in accordance with Corporation's policy. Employee shall furnish to Corporation adequate records and other documentary evidence required by federal and state statutes and regulations for the substantiation of such payments as deductible business expenses of Corporation and not as deductible compensation to Employee, provided that reimbursement of such expenses shall not be dependent on proving deductibility of such expenses for tax purposes.

         (d) During the term of this Agreement, Corporation shall pay Employee an automobile allowance of Three Hundred Fifty Dollars ($350) per month.

         (e) Such other flexible executive perquisites that may be approved by the Board of Directors of Corporation for the senior management group of employees of Corporation.

     7.  EARLY TERMINATION AND SEVERANCE.

         (a) BY CORPORATION. Corporation, acting through its Board of Directors, may terminate this Agreement ONLY for "cause" upon thirty (30) days' prior written notice to Employee. For purposes of this Agreement, such termination shall be deemed for "cause" only if it is by reason of Employee's commission of willful and material acts of neglect, dishonesty, fraud or other acts involving moral turpitude which materially and adversely affect the business or affairs of Corporation. If such termination is for "cause", then all of the rights, duties and obligations of the parties under this Agreement shall cease upon the effective date of termination. If such termination is for any reason other than for "cause," then all of the rights, duties and obligations



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of the parties under this Agreement shall cease upon the effective date of termination, except that Corporation shall pay to Employee a sum equal to the total base salary for the remaining term of this Agreement under Section 2.

         (b) BY EMPLOYEE. Employee may terminate this Agreement in his sole discretion for any reason upon ninety (90) days' prior written notice to the Board of Directors of Corporation. Upon the effective date of such termination by Employee (except in the event of Employee's death, permanent disability (as defined below), or resignation as a result of a change in control of Corporation (as defined below)), all of the rights, duties, and obligations of the parties under this Agreement shall cease including Employee's right to his base salary and incentive compensation benefits. In the event the employment of Employee is terminated at any time during the term of this Agreement by reason of Employee's death, disability or resignation as a result of a change in control (as defined below), Corporation shall, upon the effective date of termination, pay to Employee, or Employee's estate or personal representatives, a sum equal to three (3) months' base salary plus the incentive compensation, if any, he would have received pursuant to paragraph 5 if Employee was employed by Corporation during such period of time.

         (c) For purposes of this Agreement, a "change in control" shall mean
(i) consolidation or merger of Corporation in which Corporation is not the surviving entity or in which there is a change in the ownership of more than fifty percent (50%) of the outstanding capital stock of Corporation, or (ii) the sale of substantially all of the assets of Corporation. For purposes of this Agreement, Employee shall be considered permanently disabled if he is unable to perform his duties hereunder on a full-time basis for a continuous period of three (3) months.

         (d) This Agreement shall inure to the benefit of and be binding upon Corporation, its successors and assigns, including but not limited to any corporation which may acquire all or substantially all of Corporation's assets or business or with which Corporation may be consolidated or merged. Notwithstanding any other provision of this Agreement, in the event of a change in control, Employee in his sole and absolute discretion shall have the right to terminate this agreement upon written notice given to Corporation, or its successors or assigns, effective no later than ninety
(90) days after the consummation of any such change in control, and in such event Employee shall be entitled to receive the payments set forth in paragraph 7(b) hereof.

     8.  LOAN.

         During the term of this Agreement, Corporation shall lend to Employee Seven Thousand Five Hundred Dollars ($7,500) on the last day of each month commencing July 31, 1996, without interest thereon (the "Loan"), Employee shall repay the Loan on the date that is the earlier of (a) twenty-four (24) months after Corporation's initial public offering of its securities or (b) the termination of this Agreement.


APPROVED AS AMENDED  /s/ JB        JOHN BATTENDIERI
                     -------
                     /s/ FH        FLOYD HILL
                     -------


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

     9.  NOTICES.

         Notices required or permitted by this Agreement shall be effective upon mailing, postage prepaid, or upon personal delivery, to the following address:

         To Corporation:   Garden Valley Naturals, Inc.
                           550 Monterey Road
                           Morgan Hill, CA 95037
                           Attn: Floyd Hill


         To Employee:      John Battendieri

                           -------------------------------

                           -------------------------------

    10.  MISCELLANEOUS PROVISIONS.

         (a) The law of the State of California shall govern the interpretation and enforcement of this Agreement.

         (b) If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force and effect without being impaired or invalidated in any way.

         (c) This Agreement contains all of the covenants and agreements between the parties on the matter stated herein. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement, or promise on the subject matter stated herein not contained in this Agreement shall be valid or binding.

         (d) Any modification of this Agreement shall be effective only if it is in writing and executed by the party or parties to be charged.

         (e) This Agreement shall be binding upon and inure to the benefit of the parties and their spouses, successors, assigns, personal representatives, heirs and legal representatives.

    11. CONFIDENTIALITY. Employee agrees to hold in confidence and not disclose to any third party without the prior written consent of Corporation, any proprietary or confidential information of Corporation. Proprietary or confidential information refers to any information not generally known among Corporation's competitors and that has commercial value to Corporation. By way of illustration, but not limitation, proprietary or confidential information includes (a) developments, improvements, trade secrets, formulae, processes, techniques, knowhow and data; (b) plans for research, development, new products, marketing and selling; information related to business plans, budgets and unpublished financial statements; prices and costs; information regarding suppliers and customers; and (c) any information designated by Corporation as confidential.



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

     IN WITNESS WHEREOF, the parties hereto have entered into this Agreement as of the date first hereinabove written.

                                            GARDEN VALLEY NATURALS, INC.
                                            a California corporation


                                            By
                                              ------------------------------

                                            Its /s/ FLOYD HILL
                                               -----------------------------
                                                               "Corporation"


                                            /s/ JOHN BATTENDIERI
                                            --------------------------------
                                            JOHN BATTENDIERI
                                                                  "Employee"










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